NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces Earnings for the Year Ended December 31, 2024

FAIRBANKS, AK -- (March 17, 2025) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) announced today that it filed its Form 10-K for the fiscal year ended December 31, 2024 (“FY2024”) with the Securities and Exchange Commission. Other periods referenced in this release include the six-month transition period ended December 31, 2023 (“6ME12-2023”), and the fiscal year ended June 30, 2023 (“FY2023”).

The Company’s unrestricted cash position as of December 31, 2024 was $20.1 million (“M”) compared to $15.5 M as of December 31, 2023. The Company reported total income for operations of $26.3 M and a net loss of $38.0 M, including a non-cash expense of $34.3 M from an unrealized loss on derivative contracts for FY2024.

Rick Van Nieuwenhuyse, President and CEO of the Company, stated, “Gold production at the Manh Choh mine surpassed 2024 guidance, with 41,325 ounces of gold produced for Contango’s 30% share of production at a cash cost of $1,209 per ounce of gold sold. The Company achieved an average blended gold price of $2,281 per ounce. Since commencement of Manh Choh production, our focus has been and continues to be repaying down the debt and hedge obligations under our credit facility (the “Facility”) as quickly as possible. As of today, we have reduced the Facility by 36% to a balance of $38.3 M and settled 37,861 ounces of gold hedge contracts, or 30% of the obligation, reducing the outstanding hedge contract to 86,739 ounces. The remaining hedge contract balance represents 36% of the total updated 239,000 proven and probable reserves gold ounces for Manh Choh. Meanwhile, the first campaign of 2025 is more than 50% complete and on track to produce between 15,000 and 18,000 ounces of gold for Contango’s account and we continue to guide to 60,000 ounces of gold production in four campaigns for 2025. Following the recent restructuring of the Facility, the Company is well-positioned financially, with approximately 30% of net gold production for both fiscal years 2025 and 2026 linked to spot gold prices, ensuring robust cash flow throughout the remaining mine life at Manh Choh. This strong financial foundation supports critical permitting efforts at the Johnson Tract project and ongoing discussions regarding milling facilities for Johnson Tract and Lucky Shot ores using our direct ship ore (DSO) approach.”

Mr. Van Nieuwenhuyse added, “We remain focused on delivering the previously announced preliminary economic assessment (PEA) for the Johnson Tract project, which we expect to complete and release in the next few weeks.”

Statement of Cash Flows for FY2024 compared to 6ME12-2023 and FY2023:

Net cash provided from operating activities was $0.7 M for FY2024, a significant improvement compared to net cash used of $9.4 M for 6ME12-2023 and $14.7 M for FY2023. The increase in net cash provided by operating activities was primarily driven by the commencement of gold production at Manh Choh and the receipt of $40.5 M in cash distributions from the Peak Gold JV, partially offset by $19.9 M in realized losses on derivative hedge contracts. Cash used in investing activities totaled $32.1 M for FY2024 compared to $34.4 M for 6ME12-2023 and $21.2 M for FY2023, with all period outflows primarily relating to cash invested in the Peak Gold JV. Cash flows from financing activities amounted to $36.0 M for FY2024, including $30 M drawn from the Facility, offset by $7.9 M in debt repayments, and $15.5 M in equity issuance proceeds. This compares to $47.7 M for 6ME12-2023 and $24.4 M for FY2023, which was comprised of debt drawdowns and equity issuances.

Statement of Operations for FY2024 compared to 6ME12-2023 and FY2023:

The Company reported a net loss of $38.0 M, or a loss of $3.49 per basic and diluted share, for FY2024. This includes a non-cash expense of $34.3 M from an unrealized loss on derivative contracts, based on forward gold prices and contracted hedge price. The Company also incurred $4.1 M in exploration expenditures, primarily related to the Johnson Tract drilling program. Income from the Peak Gold JV equity investment totaled $41.7 M, offset by $11.7 M in interest expense and a $54.2 M loss on derivative contracts. This compares to a net loss of $40.8 M, or $4.44 per share, for 6ME12-2023, and $39.7 M, or $5.61 per share, for FY2023.

During FY2024 and subsequent to period end, the Company has the following updates:

•
Manh Choh Project:
o
Production results for 2024:

Contango's Share (30% basis)
Gold ounces sold	41,325	oz
Silver ounces sold	16,763	oz
Total gold sales	$94,259,852
Total silver sales	$509,238
Average blended realized gold price	$2,281	per oz sold
Gold sold at spot price	19,664	oz
Gold delivered into hedge contracts	21,661	oz
Hedge contracts settled in cash	16,200	oz
Remaining hedge balance	86,739	oz
Cash distributions received from Peak Gold JV	$40,500,000
Cash costs on By-Product Basis, per Ounce	$1,209	per oz sold
2025 Guidance (30% Basis)
2025 gold production guidance	60,000	oz

o
The Manh Choh project, operated by a subsidiary of Kinross Gold Corporation (“Kinross”), commenced producing gold and silver with its first gold pour on July 8, 2024;

o
Ore transportation ramped up to planned tonnages, full commissioning of the modifications at the Kinross Fort Knox mill were completed, and Contango’s share of the Manh Choh production was 41,325 ounces of gold compared to guidance of 30,000 to 35,000 ounces of gold production;

o
Cash costs on a by-product basis per ounce were $1,209, plus an additional $250,000 for sustaining capital and reclamation expenditures for FY2024; and

o
During FY2024, the Peak Gold JV paid cash distributions to the Company in the amount of $40.5 M.

•
Johnson Tract Project:

o
On July 10, 2024, the Company completed its acquisition of 100% of the equity interests of HighGold Mining Inc. (“HighGold”), as contemplated by the definitive arrangement agreement, issuing an aggregate of 1,698,887 shares of Contango common stock at a deemed price of $19.66 per Contango Share, with a value of approximately $33.4 M, to HighGold shareholders;

o
At the Johnson Tract Project the Company completed a 3,000 meter (9,842 feet) surface drilling campaign on budget, with 18 holes drilled to infill the upper one-third of the resource and three holes drilled for hydrogeological testing and monitoring to characterize the overall hydrology and water quality around the Johnson Tract deposit (the “JT Deposit”). Several of the holes will also be used for further metallurgical test work and geometallurgical characterization. Contango continued advancing field studies to support permitting and engineering of an exploration drift to access the deeper, high-grade portion of the JT Deposit for infill and exploration drilling; and

o
The Company received the 404 permit for construction of a 2.6 mile (4 km) access road between the camp and the proposed portal and laydown site.

•
Repayments on Debt and Reduction of Hedge Contracts:

o
Contango repaid $7.9 M on the Facility, reducing the outstanding principal balance by 13% to $52.1 M;

o
On January 31, 2025, Contango repaid $13.8 M on the Facility, reducing the outstanding principal balance to $38.3 M; and

o
Contango delivered 21,661 ounces of gold into the hedge contracts and cash settled a further 16,200 ounces of gold hedges that were scheduled to mature on January 31, 2025, reducing the hedge contract balance by 30% to 86,739 ounces of gold as of December 31, 2024; and

o
On February 18, 2025, the Company announced that it amended the Facility to defer $10.6 M of principal repayments and delivery of 15,000 hedged gold ounces into the first half of 2027 (the "New Repayment Schedule") and extended the maturity date of the Facility from December 31, 2026 to June 30, 2027. All other key terms of the Facility, including the interest rate, remain the same.

QUALIFIED PERSONS

John Sims, CPG, Sims Resources LLC, a qualified person under S-K 1300, reviewed and approved the technical information related to the proven and probable reserve updates in this release.

CONFERENCE CALL AND WEBCAST

Contango will host a conference call and webcast to discuss the quarterly results on Monday, March 17, 2025, at 4:30pm EST / 1:30pm PST. Participants may join the webcast using the following call-in details: https://6ix.com/event/contango-market-update.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project from the underlying owner, CIRI Native Corporation, (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc., (iii) 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims, and (iv) a 100% interest in approximately 145,000 acres of State of Alaska mining claims that give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com